Exhibit 99.2
NEWS RELEASE
BERKSHIRE HILLS ANNOUNCES RECENT POSITIVE DEVELOPMENTS:
•	APPROVAL RECEIVED TO REPAY TARP PREFERRED STOCK

•	COMMON STOCK OFFERING COMPLETED SUCCESSFULLY

•	BERKSHIRE NAMED A “GLOBE 100” TOP PERFORMING COMPANY
PITTSFIELD, MA – May 21, 2009 – Berkshire Hills Bancorp (BHLB) is announcing several favorable recent developments. Berkshire is the parent of Berkshire Bank, America’s Most Exciting BankSM.
APPROVAL FOR TARP PREFERRED STOCK REPAYMENT
Berkshire has been notified that the U.S. Department of the Treasury has approved its application to repay its $40 million of preferred stock. Repayment is expected to be completed by the end of May from existing liquid assets held by Berkshire. Berkshire expects that its ratio of tangible equity to tangible assets will be approximately 8.75% immediately after repayment of the TARP preferred stock and including the net proceeds from its common stock offering to date. The Company also expects to enter into negotiations with the government for the repurchase of the associated warrant for common shares.
Berkshire President Michael Daly commented, “We are pleased that our regulators have assessed our strong financial condition and have approved repayment of these funds, which will be available to the Treasury to support other federal programs. Berkshire remains committed to expanding credit and supporting the economy using the capital provided by stockholders and through retained earnings. We are well capitalized and Berkshire Bank has the highest regulatory capital designation. In repaying this preferred stock and related warrant, we will eliminate the related preferred dividends and warrant accretion.”
SUCCESSFUL COMPLETION OF $30 MILLION STOCK OFFERING
On May 15, 2009, Berkshire raised $30.1 million through its previously announced public stock offering. The company issued 1.4 million shares of common stock and recorded net offering proceeds of approximately $28.0 million. Additionally, the underwriters have an over-allotment option to purchase an additional 210,000 shares for thirty days from the date of the underwriting agreement.
Mr. Daly stated, “There was strong investor interest in this offering, with continuing strong support of the stock after the offering was priced. The offering proceeds will bolster our balance sheet and position us well to continue to support our markets with loans and deposits, and to take advantage of growth opportunities that may develop as a result of current events.”

BHLB — Berkshire Hills Bancorp	Page 1	www.berkshirebank.com

BERKSHIRE REPEATS AS TOP PERFORMING COMPANY
Berkshire has been named to the “Globe 100” list of top performing public companies in Massachusetts, which was announced on May 18 by the Boston Globe. The annual Globe survey identifies the best businesses based on growth of revenues, profitability, return on shareholder equity, and size. This is the ninth year in a row that Berkshire has received this recognition, and Berkshire’s ranking was the highest among the local/regional banks which were named.
Mr. Daly stated, “We had record earnings in 2008, with 21% growth in revenues and a 64% increase in earnings. This earned us a spot in the top 50 companies named by the Globe. We have a dedicated team of professionals who are delivering the promise of America’s Most Exciting BankSM to our customers and communities.”
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
CONTACTS
Investor Relations Contact
David H. Gonci
Corporate Finance Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President — Marketing
413-236-3733

BHLB — Berkshire Hills Bancorp	Page 2	www.berkshirebank.com